LEGAL OPINION
                               The Law Offices of
                               Gersten Savage LLP

                                                               December 29, 2006


m-Wise Inc.
10 Hasadnaot Street
Herzeliya Pituach, Israel 46728

Re: Shares to be registered on Form SB-2

Gentlemen:

We have acted as counsel for m-Wise, Inc., a Delaware corporation, (the "Company") and certain of its shareholders (the "Selling Shareholders") in connection with the registration of up to 14,698,078 shares (the "Shares") described in the prospectus of the Company dated December 29, 2006 (the "Prospectus"), contained in the Company's Registration Statement on Form SB-2 (the "Registration Statement").

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; (c) Certificates from the Secretary of State of the State of Delaware, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Delaware; and (d) The Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized capital stock of the Company consists of 210,000,000 shares of Common Stock, with a par value of $.0017 per share, of which there are 128,902,659 outstanding shares. The Company is authorized to issue 170,000,000 shares of Preferred Stock with a par value of $.0017, of which no shares are issued and outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock. The Shares when sold as contemplated by the Registration Statement will be duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Delaware. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

I hereby consent to the firm's name, Gersten Savage LLP and of the reference to the opinion and of the use of this opinion as an exhibit to the Prospectus and the Registration Statement and as contained in the Registration Statement itself, specifically Item 13. In giving this consent, I do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations hereunder.

                                        Very truly yours,


                                        By: /s/ Gersten Savage LLP
                                            -----------------------
                                            Gersten Savage LLP